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        STOCKHOLDER AGREEMENT (this "Agreement"), dated as of May 28, 2008, by and among Bristol-Myers Squibb Company, a Delaware corporation ("Parent"), KB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the individuals and other parties listed on Schedule A hereto (each a "Stockholder").

        WHEREAS each Stockholder has beneficial ownership of the number of shares of common stock, par value $0.001 per share, of Kosan Biosciences Incorporated, a Delaware corporation (the "Company"), set forth opposite the name of such Stockholder on Schedule A (such class of stock sometimes referred to herein as the "Company Common Stock", and the shares of Company Common Stock, including such shares that are acquired as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exercise of options, settlement of restricted stock units, exchange or change of such shares, or otherwise, that are, from time to time, beneficially owned by each Stockholder sometimes referred to herein as "such Stockholder's Shares");

        WHEREAS, simultaneously with the execution and delivery hereof, Parent, Sub and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which Merger Agreement has been unanimously approved by the Board of Directors of the Company, and has been approved by the Boards of Directors of Parent and Sub. The directors of the Company unanimously voted in favor of (i) the adoption of the Merger Agreement and (ii) the recommendation that stockholders of the Company (x) tender their shares of Company Common Stock pursuant to the Offer (as defined below) to be commenced by Sub pursuant to the Merger Agreement and (y) if required under applicable Law, adopt the Merger Agreement;

        WHEREAS, pursuant to the Merger Agreement, Sub will commence an offer (the "Offer") for all of the shares of outstanding Company Common Stock at the Offer Price (as defined in the Merger Agreement) in cash; and

        WHEREAS, as a condition to entering into the Merger Agreement and commencing the Offer, Parent and Sub have required that each of the Stockholders enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, each of the Stockholders, severally and not jointly, agrees with Parent and Sub as follows:

        Section 1.    Capitalized Terms.    Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        Section 2.    Representations and Warranties of Stockholders.    Each Stockholder represents and warrants, solely with respect to such Stockholder and such Stockholder's Shares, to Parent and Sub as follows:

          (a)   Such Stockholder (if not an individual) has been duly organized and is validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be.

          (b)   Such Stockholder has the requisite power and authority, corporate or otherwise, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (c)   The execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Stockholder, and no other proceedings, corporate or otherwise, on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. Without limiting the generality of the foregoing, if such Stockholder is a trustee, no trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

          (d)   This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Sub, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). If such Stockholder is married and such Stockholder's Shares constitute community property or the transfer thereof otherwise requires spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

          (e)   The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with such Stockholder's (if not an individual) certificate of incorporation, bylaws or other organizational documents; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any Law or Judgment binding upon or applicable to such Stockholder or such Stockholder's Shares; (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination or cancellation or any loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding upon such Stockholder or any of its Subsidiaries (if not an individual), affiliates or properties, or allow the acceleration of the performance of any obligation of such Stockholder under any Contract to which such Stockholder is a party or by which any of such Stockholder's Subsidiaries (if not an individual), affiliates or properties is bound; or (iv) result in the creation or imposition of any Lien on any asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate be reasonably expected to prevent, materially delay or materially impair the consummation by such Stockholder of the transactions contemplated by this Agreement.

          (f)    The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder require no filings, notices, declarations, consents or other actions to be made by such Stockholder with, nor are any approvals or other confirmations or consents required to be obtained by such Stockholder from, any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair such Stockholder's ability to consummate the transactions contemplated hereby), other than filings, notices, approvals, confirmations, consents, declarations or decisions (i) required by the HSR Act or any other applicable competition, merger control, antitrust or similar Law; (ii) required by Section 203 of the DGCL; and (iii) required by the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

          (g)   As of the date hereof, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its Subsidiaries (if not an individual), affiliates or properties before any Governmental Entity which challenges or seeks to prevent, enjoin, alter or delay the Offer or the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, such Stockholder is not and none of its Subsidiaries (if not an individual), affiliates or properties is subject to any Judgment which could prevent or delay the consummation of the transactions contemplated hereby or by the Merger Agreement.

          (h)   Such Stockholder has, and on the date Sub becomes obligated to accept for payment, and pay for, such Stockholder's Shares and at any Option Closing (as defined below) hereunder such Stockholder will have, good and valid title to such Stockholder's Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any Liens or proxies arising hereunder.

          (i)    There are no options or rights to acquire, or any agreements to which such Stockholder is a party relating to, such Stockholder's Shares, other than this Agreement.

          (j)    The transfer of such Stockholder's Shares hereunder will transfer to Sub good and valid title to such Stockholder's Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements.

          (k)   As of the date hereof, such Stockholders' Shares described in Schedule A represent all of the shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3(a) under the Exchange Act) by such Stockholder.

        Section 3.    Representations and Warranties of Parent and Sub.    Each of Parent and Sub represents and warrants to the Stockholders as follows:

          (a)   Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b)   Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (c)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated.

          (d)   This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a legal and binding agreement of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

          (e)   The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Amended and Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any Law or Judgment binding upon or applicable to Parent or Sub or any of their respective Subsidiaries or properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination or cancellation or any loss of any benefit to which Parent or Sub or any of their respective Subsidiaries is entitled under any provision of any Contract binding upon Parent or Sub, any of their respective Subsidiaries or any of their respective properties, or allow the acceleration of the performance of any obligation of Parent or Sub or any of their respective Subsidiaries under any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which Parent or Sub or any of their respective Subsidiaries or any of their respective assets or properties is bound; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Sub or any of their respective Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate be expected to prevent, materially delay or materially impair the consummation by Parent or Sub of the transactions contemplated by this Agreement.

          (f)    The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub require no filings, notices, declarations, consents or other actions to be made by Parent or Sub with, nor are any approvals or other confirmations or consents required to be obtained by Parent or Sub from, any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair Parent's or Sub's ability to consummate the transactions contemplated hereby), other than filings, notices, approvals, confirmations, consents, declarations or decisions (i) required by the HSR Act or any other applicable competition, merger control, antitrust or similar Law; and (ii) required by the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

        Section 4.    Agreement to Tender.    (a) Each Stockholder, other than any Excluded Stockholder (as defined in Section 4(c) below), agrees that, promptly after receipt of the Offer Documents, such Stockholder will accept the Offer and tender all of such Stockholder's Shares pursuant to the Offer and will not withdraw such Stockholder's Shares from the Offer unless and until the Offer expires without Sub having accepted for payment shares of Company Common Stock tendered in the Offer (it being understood that the obligation contained in this Section is unconditional, subject to Section 18).

          (b)   Parent and Sub will ensure that each Stockholder receives the same Offer Price received by other stockholders of the Company in the Offer with respect to the shares of Company Common Stock tendered by it in the Offer in accordance with the terms of the Offer.

          (c)   For purposes of this Agreement, an "Excluded Stockholder" shall mean any Stockholder that acquired beneficial ownership (within the meaning of Section 16 of the Exchange Act and the rules thereunder) of any shares of Company Common Stock in a transaction not exempt from Section 16(b) of the Exchange Act at any time during the period commencing on the date six (6) months and one (1) day prior to the date of this Agreement and ending on the date of this Agreement.

        Section 5.    Agreement to Vote; Proxy.    (a) Each Stockholder agrees, to the extent such Stockholder continues to own, or have legal rights in respect of, such Stockholder's Shares, with, and covenants to, Parent and Sub as follows:

              (i)  At the Stockholders Meeting called for the purpose of obtaining the Stockholder Approval or any other meeting of stockholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of such Stockholder's Shares in favor of granting the Stockholder Approval or otherwise in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

             (ii)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares against (x) any Takeover Proposal or any action which is a component of any Takeover Proposal, (y) the adoption of any Acquisition Agreement or (z) any amendment of the Company Certificate or the Company Bylaws which amendment would prevent, impede, interfere with or delay the Merger, any provision of the Merger Agreement or this Agreement or any of the other transactions contemplated by the Merger Agreement or this Agreement (each of the foregoing in clause (x), (y) or (z) above, a "Competing Transaction").

            (iii)  In furtherance and not in derogation of the foregoing, such Stockholder agrees with, and covenants to, Parent and Sub that at the request of Parent, such Stockholder shall use all commercially reasonable efforts, and shall cooperate in all respects with Parent, Sub and the Company, to satisfy any legal, regulatory or other stock exchange requirements that apply to approving the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement or this Agreement.

          (b)   Each Stockholder hereby grants to, and appoints, Dr. Jeremy Levin and Sandra Leung, or any of them, and any other individual who is designated by Parent, until the termination of this Agreement pursuant to Section 18, an irrevocable proxy, coupled with an interest, and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, with respect to all such Stockholder's Shares, to vote such Stockholder's Shares, or grant or execute a consent or approval, in the complete discretion of Parent or Sub, as the case may be, at the Stockholders Meeting called for the purpose of obtaining the Stockholder Approval or any other meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought (i) in favor of granting the Stockholder Approval or otherwise in favor of the Merger and any transactions contemplated by, or necessary or desirable to consummate the transactions contemplated by, the Merger Agreement and the adoption of the Merger Agreement and (ii) against any Competing Transaction. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL and it may under no circumstances be revoked. Each Stockholder hereby represents that any proxies heretofore given in respect of such Stockholder's Shares with respect to the matters covered by this Section 5(b), if any, are revocable, and hereby revokes such proxies. Each Stockholder agrees that this Agreement, including the provisions of this Section 5, will be recorded in the books and records of the Company.

        Section 6.    Purchaser's Option.    The parties further agree as follows:

          (a)   Each Stockholder, other than any Excluded Stockholder, does hereby grant to Sub an irrevocable option (collectively, with respect to all the Stockholders' Shares, the "Option") to purchase from time to time any or all of such Stockholder's Shares, subject to the terms and conditions of this Section 6 and Section 18.

          (b)   The exercise price for each share of such Stockholder's Shares shall be the Offer Price.

          (c)   If the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the exercise price for such Stockholder's Shares shall be adjusted appropriately so that the total amount to be paid upon exercise in whole of the Option with respect to such Stockholder's Shares would remain unchanged.

          (d)   The Option may be exercised in whole or in part prior to the termination of this Agreement specified in Section 18 in the event that the Offer has expired or has otherwise been terminated and any Stockholder has failed to tender all of such Stockholder's Shares in accordance with Section 4 or has withdrawn any of such Stockholder's Shares tendered in the Offer prior to such expiration or termination of the Offer.

          (e)   In the event Sub wishes to exercise the Option with respect to any Stockholder's Shares, Sub shall send a written notice (the "Notice") to such Stockholder specifying a date (not sooner than two nor later than ten business days from the date the Notice is given) for the closing of such purchase of any or all of such Stockholder's Shares (the "Option Closing"). The Option Closing will take place at such location in New York, New York, as Sub shall specify in the Notice. At the Option Closing, payment for such Stockholder's Shares then being purchased as indicated in the Notice shall be made to such Stockholder by wire transfer in immediately available funds in the amount of the aggregate exercise price, less any applicable withholding taxes, against delivery to Sub of (i) a certificate or certificates registered in its name evidencing such Stockholder's Shares duly endorsed for transfer and (ii) a properly executed IRS Form W-9 or W-8BEN. Such Stockholder's Shares will be imprinted with any legends required by applicable securities laws.

          (f)    The obligations of such Stockholder to deliver, and of Sub to purchase and pay for, such Stockholder's Shares, or any portion thereof, at an Option Closing after exercise of the Option are subject to the conditions that (i) no Legal Restraint prohibiting the delivery of such Stockholder's Shares shall be in effect, (ii) any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have been terminated or shall have expired, and any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired, and (iii) the filings required by the Exchange Act to be made by the Company, Parent or Sub in connection with this Agreement and the transactions contemplated hereby shall been so made; provided that the condition set forth in clause (iii) may not be asserted by any Stockholder with respect to any filings required to be made by such Stockholder. In the event that any of the aforesaid conditions (i), (ii) or (iii) has not been satisfied at or prior to the scheduled time of Option Closing, the Option Closing shall be delayed for such period as shall be necessary in order for such conditions to be satisfied.

          (g)   The obligation of Sub to purchase and pay for such Stockholder's Shares, or any portion thereof, upon exercise of the Option is also subject to the fulfillment, or waiver by Sub, of the conditions (which may be waived by Sub in its sole discretion) that (i) such Stockholder's representations and warranties contained in this Agreement shall be true and correct on and as of the date of the Option Closing, as though such representations and warranties were made on such date, (ii) such Stockholder shall have performed in all material respects all of its covenants and agreements under this Agreement required to be performed at or prior to the Option Closing hereunder and (iii) such Stockholder shall have delivered to Parent and Sub on the date of the Option Closing a certificate to such effect.

        Section 7.    Additional Covenants.    Except pursuant to this Agreement, no Stockholder shall, without the prior written consent of Parent, directly or indirectly (i) during the term of this Agreement grant any proxies or enter into any voting trust, power of attorney or other agreement or arrangement with respect to the voting of such Stockholder's Shares, (ii) during the term of this Agreement sell, tender, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of such Stockholder's Shares (other than pursuant to Section 4) or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit a transfer of any shares of Company Common Stock by a Stockholder (A) if such Stockholder is an individual (1) to any member of such Stockholder's immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder's immediate family or (2) upon the death of such Stockholder or (B) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

        Section 8.    No Solicitations.    Each Stockholder and its affiliates (other than the Company and its Subsidiaries) will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Takeover Proposal. Each Stockholder agrees that it will not, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 5.02 of the Merger Agreement.

        Section 9.    Actions by Board; Company Breach.    No action taken by the Board of Directors of the Company and no breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement shall modify, alter, change or otherwise affect the obligations of the Stockholders hereunder.

        Section 10.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

        Section 11.    Consent to Jurisdiction; Service of Process; Venue.    Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of the Transaction Agreements or any transaction contemplated by the Transaction Agreements (and agrees that no such action, suit or proceeding relating to the Transaction Agreements shall be brought by it or any of its Subsidiaries (if not an individual) or affiliates except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth below shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated by the Transaction Agreements in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 12.    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with the Transaction Agreements. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.

        Section 13.    Notices.    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing

(one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 13):

  if to Parent or Sub, to:

  Bristol-Myers Squibb Company
  345 Park Avenue
  New York, NY 10154-0037
  Facsimile: (212) 546-9562
  Attention: General Counsel

  with a copy to:

  Bristol-Myers Squibb Company
  Route 206 and Province Line Road
  Princeton, NJ 08543-4000
  Facsimile: (609) 252-7680
  Attention: Vice President, Corporate Development

  and with a copy to:

  Cravath, Swaine & Moore LLP
  Worldwide Plaza
  825 Eighth Avenue
  New York, NY 10019

  Facsimile: (212) 474-3700
  Attention: Susan Webster, Esq.
                   Ronald Cami, Esq.

  If to any Stockholder, to such
  Stockholder at the address set
  forth on Schedule A hereto

        Section 14.    Entire Agreement; No Third-Party Beneficiaries; Amendments.    This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties thereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise. This Agreement may be amended only by a written instrument duly executed by Parent, Sub and the holders of all the Stockholders' Shares.

        Section 15.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of Parent and Sub, on the one hand, or the applicable Stockholder, on the other hand, as applicable, except that Parent or Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; but no such assignment shall relieve either Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable against (i) as to each Stockholder, such Stockholder and such Stockholder's beneficiaries or successors, and (ii) Parent and Sub and their successors and permitted assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder's Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, as applicable.

        Section 16.    Severability.    If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

        Section 17.    Further Action.    From time to time, at the request of Parent or Sub and without further consideration, each Stockholder shall execute and deliver to Parent and Sub such documents and take such action as Parent or Sub may reasonably request in order to consummate the transactions contemplated hereby, including vesting in Sub good and valid title to such Stockholder's Shares.

        Section 18.    Termination.    This Agreement, including the Option, shall terminate and be of no further force and effect upon the earliest to occur of (a) the Effective Time, (b) a date selected by Parent, at its option, by written notice to the Stockholders or (c) the termination of the Merger Agreement pursuant to its terms.

        Section 19.    Survival.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties (other than those made in Section 2(j)), covenants and other agreements, shall survive the termination of this Agreement, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after such termination, and this Section 19 and Sections 10, 11, 12, 13, 15, 17, 22 and 23.

        Section 20.    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more of such counterparts have been signed by each of the parties and delivered to the other parties.

        Section 21.    Announcements.    So long as this Agreement has not been terminated, except as required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the parties hereto and their Representatives shall not issue or cause the publication of any press release, public announcement or other public statement, with respect to the transactions contemplated by this Agreement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Agreement shall restrict, limit or otherwise affect Parent's or Sub's ability to issue or cause the publication of any press release, public announcement or other public statement permitted by, or in accordance with the provisions of, Section 6.07 of the Merger Agreement.

        Section 22.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

        Section 23.    Expenses.    Whether or not the Option is exercised, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided that the Company shall pay the legal expenses of the Stockholders associated with the negotiation and preparation, but not the enforcement, of this Agreement.

        Section 24.    Stockholder Capacity.    Each Stockholder signs solely in its capacity as the record holder and beneficial owner of shares of Company Common Stock and nothing herein shall limit or affect any actions taken by any officer or director of the Company or its Subsidiaries in his or her capacity as an officer or director of the Company and no such actions shall be deemed to constitute a breach of or a default under any provision of this Agreement.

        Section 25.    Parent Actions.    Parent shall ensure that Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Sub under this Agreement.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY,
by	/s/ JEREMY LEVIN
Name: Dr. Jeremy Levin Title: Senior Vice President, External Science
KB ACQUISITION CORP.,
by	/s/ P. JOSEPH CAMPISI, JR.
Name: P. Joseph Campisi, Jr. Title: Vice President

CHRISTOPHER WALSH, PH.D.
/s/ CHRISTOPHER WALSH, PH.D.

CHAITAN KHOSLA, PH.D.
/s/ CHAITAN KHOSLA, PH.D.

JEAN DELEAGE, PH.D.
/s/ JEAN DELEAGE, PH.D.

PETER DAVIS, PH.D.
/s/ PETER DAVIS, PH.D.

BRUCE A. CHABNER, M.D.
/s/ BRUCE A. CHABNER, M.D.

KEVAN CLEMENS, PH.D.
/s/ KEVAN CLEMENS, PH.D.

HELEN S. KIM
/s/ HELEN S. KIM

GARY S. TITUS
/s/ GARY S. TITUS

PETER J. LICARI, PH.D.
/s/ PETER J. LICARI, PH.D.

JONATHAN WRIGHT
/s/ JONATHAN WRIGHT

PIETER B.M.W.M. TIMMERMANS, PH.D.
/s/ PIETER B.M.W.M. TIMMERMANS, PH.D.

PAMELA COHEN M.D.
/s/ PAMELA COHEN M.D.

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC

By:	/s/ HILARY STRAIN
Name: Hilary Strain Title: Vice President of Finance & Administration
ALTA BIOPHARMA PARTNERS II, L.P. By: Alta Biopharma Management, LLC
/s/ HILARY STRAIN
Name: Hilary Strain Title: Vice President of Finance & Administration

SCHEDULE A

Name and address of Stockholder	Number of Shares
Christopher Walsh, Ph.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	60,000
Chaitan Khosla, Ph.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	1,513,027
Jean DeLeage, Ph.D. c/o Alta Partners One Embarcadero Center, Suite 4050 San Francisco, Ca 94111-3734	58,968
Peter Davis, Ph.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	4,000
Bruce A. Chabner, M.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	—
Kevan Clemens, Ph.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	—
Helen S. Kim c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	16,000
Gary S. Titus c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	21,530
Peter J. Licari, Ph.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	9,905
Jonathan Wright c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	2,800
Pieter B.M.W.M. Timmermans, Ph.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	—

Pamela Cohen, M.D. c/o Kosan Biosciences Incorporated 3832 Bay Center Place Hayward, CA 94545	—
Alta BioPharma Partners II L.P. One Embarcadero Center Suite 3700 San Francisco, CA 94111	1,527,778
Alta Embarcadero BioPharma Partners II LLC One Embarcadero Center Suite 3700 San Francisco, CA 94111	66,820

Total	3,280,828

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  EXECUTION COPY
SCHEDULE A